Exhibit 10.11

COLLATERAL ADDENDUM
To
JANUARY 1, 2002 PAID LOSS WC
DEDUCTIBLE FINANCE AGREEMENT (“Agreement”)

Between

Gevity HR, Inc. (“Insured”, formerly Staff Leasing, Inc.)
And
Continental Casualty Company (“Insurer”)

Effective as of June 30, 2004, the January 1, 2002 Paid Loss WC Deductible Finance Agreement entered into between the Insured and the Insurer is amended as set forth herein to reflect a change in the Collateral required to be maintained by the Insured to secure the Insured’s Obligations under the terms of the Agreement.

I.     Paragraph A of Article 7 (“Collateral/Experience Account”) of the Agreement is amended as follows:

A.	The Insured’s Obligations under the Agreement with respect to the Insurance Plans (as defined in Article 4. of the Agreement) will be secured as follows:

1.	On or before September 30, 2004, the Insured shall provide the Insurer with Collateral to secure the Insured’s Obligations in the form of a Deductible Liability Protection Policy (“DLP Policy”) issued by National Union Fire Insurance Company of Vermont, an AIG member company, with limits of $1,000,000 per occurrence and aggregate limits of $173,519,448 covering all of the unreimbursed Insured’s Obligations as of July 1, 2004 and thereafter. The DLP Policy will be for the sole benefit of the Insurer and may not be assigned or pledged to any third party and the assets comprising the experience account of said DLP Policy shall be kept free of any liens, encumbrances or adverse claims. In addition, the wording of the DLP Policy, which will be assigned to the Insurer, will be subject to the Insurer’s approval and will have a cut through whereby, in the event of insolvency, the Insurer (as the Insured’s assignee of loss payments under the DLP Policy), can go directly to National Union Fire Insurance Company of Pittsburgh, Pennsylvania for all outstanding and/or unpaid reimbursements to be made under the DLP Policy; and in such an event, National Union Fire Insurance Company of Pittsburgh, Pennsylvania will carry out in total all of the obligations of National Union Fire Insurance Company of Vermont under the DLP Policy subject to the terms and conditions of the DLP Policy.

2.	In addition to the DLP Policy, the Insured shall continue to maintain its current Collateral with the Insurer in the form of deductible reimbursement and/or exposure buyback policies issued by North Rock Insurance Company Limited; provided, however, said North Rock policies will be amended to provide indemnification coverage for the amount of $9,000,000 in excess of $1,000,000 only with respect to the Insured’s Obligations covered under such policies.

3.	The Insurer and the Insured mutually consent to the withdrawal of assets from and the termination of the “Direct Collateral Trust Account” established by the Insured (as Grantor) as partial Collateral for the benefit of the Insurer (as Beneficiary) with Wells Fargo Bank Illinois N.A. (as Trustee). Any investment risk associated with or resulting from the withdrawal of assets from and termination of the Direct Collateral Trust shall be borne solely by the Insured and the Insured agrees to hold harmless and indemnify the Insurer for any such risk of loss as the result of such termination of the Direct Collateral Trust Account. Disposition of the Trust assets shall be made as directed by the Insured.

4.	The Insurer and the Insured mutually consent to the withdrawal of assets from and the termination of the “Consolidated Collateral Trust Account” and all sub-accounts thereof established by North Rock Insurance Company Limited (as Grantor, with respect to its deductible reimbursement and/or exposure buyback policies) as partial Collateral for the benefit of the Insurer (as Beneficiary) with JP Morgan Chase Bank (formerly, The Chase Manhattan Bank, as Trustee). Any investment risk associated with or resulting from the withdrawal of assets from and termination of the Consolidated Collateral Trust shall be borne solely by the Insured and the Insured agrees to hold harmless and indemnify the Insurer for any such risk of loss as the result of such termination of the Consolidated Collateral Trust Account.. Disposition of the Trust assets shall be made as directed by North Rock Insurance Company Limited and the Insured.

II.     Article 4 (“Loss Reimbursement”) is amended as follows:

1.	The “Consolidated Loss Fund” funded by the Insured and maintained by the Insurer as set forth in Article 4.A. of the Agreement shall be closed and the proceeds shall be transferred to the loss fund escrow account established pursuant to paragraph 2 below.

2.	The Insured and the Insurer agree that the “Working Loss Fund” required to be maintained pursuant to Article 4.B. of the Agreement has served its intended purpose and is no longer required. In lieu of said Working Loss Fund, a loss fund escrow account will be continued in force for the payment of claims by RSKCo, the Insured’s Claims Administrator. The funding of the loss fund escrow account for claim payments is the sole responsibility of the Insured and the funding methodology must be mutually agreed upon by the Insured and the Insurer. If escrow or service fees are involved, additional agreements may be required and must be consented to by the Insurer.

III.     Continuing Obligations

Insured shall continue to remain liable to indemnify the Insurer and its affiliates (including, but not limited to, North Rock Insurance Company Limited) for all of the Insured’s Obligations to the Insurer and its affiliates under the Policies, the deductible reimbursement and/or exposure buyback policies (and related agreements, including but not limited to the Expense Payment and Indemnity Agreements), the Insurance Plans and the Agreement to the extent such obligations are not covered by the Deductible Liability Protection Policy and Indemnity Agreement provided by the Insured to the Insurer as substitute Collateral pursuant to the terms of this Collateral Addendum.

In all other respects, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Insured and the Insurer have caused this Collateral Addendum to be duly executed by their duly authorized representatives effective as stated herein.

GEVITY HR, INC. (Formerly, STAFF LEASING, INC.)

By: /s/ Peter C Grabowski
Title: Senior Vice President, Chief Financial Officer
Date: October 6, 2004

CONTINENTAL CASUALTY COMPANY, on behalf
of itself and its Subsidiaries and Affiliates

By: /s/ David A Murray
Title: Senior Vice President
Date: October 11, 2004